EXHIBIT 10 (iii) 19

                               AMENDMENT TO THE
                    DIRECTORS' DEFERRED COMPENSATION PLAN
                 OF CENTRAL HUDSON GAS & ELECTRIC CORPORATION

      Central Hudson Gas & Electric Corporation ("Central Hudson"), established the Directors' Deferred Compensation Plan, effective October 1, 1980, and thereafter amended (as amended, the "Plan").

      It is proposed to further amend the Plan to permit Directors who participate in the Plan two options by which deferred Compensation can be adjusted prior to distribution.

      Accordingly, Article 3 of the Plan is hereby amended and restated (all other terms being ratified, affirmed and approved), effective October 1, 1999, to read as follows:

      "Article 3. PAYMENT OF DEFERRED COMPENSATION

            3.1 Compensation deferred by the Corporation for a Director (and adjusted to reflect the "Interest Equivalent" and/or "Equity Factor", as those terms are described below) in accordance with this Plan shall be paid to such Director by the Corporation at such time that he/she ceases being a Director of the Corporation or at such other time after ceasing to be a Director of the Corporation as he/she may specify when he/she makes an election pursuant to Section 2.1; provided, however, that the commencement of such pay-out period shall be at least one year after the effective date of such election.

            3.2 At the sole option of the Director, payment by the Corporation pursuant to Section 3.1 shall be a lump sum or in equal quarterly installments, not to exceed 40 installments.

            3.3 A.If elected, as provided below, the "Interest Equivalent" shall result in an additional sum to be paid to the Director under the Plan. The Interest Equivalent shall be determined by applying the "United States Treasury Bill Rate", as that term is hereinafter defined, to that part (as the Director shall elect) of Compensation credited by the Corporation to that Director's compensation ledger, during such periods as the Director shall elect, commencing on the date on which each increment of such Compensation would have been paid to such Director by the Corporation in the absence of this Plan, and ending on the date on which each such increment and the applicable Interest Equivalent are fully paid by the Corporation pursuant to this



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      Plan.  During  periods of more than one month when an Interest  Equivalent election is in effect, the United States Treasury Bill Rate shall be compounded monthly and applied to sums of Interest Equivalent remaining unpaid under this Plan until such sums are fully paid.

                  If elected, as provided below, the "Equity Factor" shall increase or decrease monthly the amount of Compensation, subject to such election, credited by the Corporation to that Director's compensation ledger. The Equity Factor shall be determined by applying the "Standard & Poor's 500 Index Rate", as that term is hereinafter defined, to that part (as the Director shall elect) of Compensation credited by the Corporation to that Director's compensation ledger, during such periods as the Director shall elect, commencing on the date on which each increment of such Compensation would have been paid to such Director by the Corporation in the absence of this Plan, and ending on the date on which each such increment is fully paid by the Corporation pursuant to this Plan.

            3.4 A.The term "United States Treasury Bill Rate", as used herein, shall be determined for each month in which it is to be applied to that part (as a Director shall elect) of Compensation credited to a Director's Compensation ledger pursuant to the provisions of this Plan, by computing the average of the discount rates in effect during the first and last weeks of the period of three calendar months immediately preceding the month in which the United States Treasury Bill Rate is to be so applied.

                B.The "Standard & Poor's 500 Index Rate", as used herein, shall be determined for each month in which it is to be applied to that part (as a Director shall elect) of Compensation credit to a Director's Compensation ledger pursuant to the provision of this Plan, by computing the percentage change in the Standard & Poor's 500 Index from the first day of the immediately preceding calendar month to the last day of such month, which percentage shall increase or decrease the amount of such Compensation subject to such election.

                C.The Director shall have the right to elect and reelect monthly either the United States Treasury Bill Rate or the Standard & Poor's 500 Index Rate, or a combination thereof, to be applied to the Compensation credited by the Corporation to that Director's compensation ledger. The initial election and any reelection must be received at least three (3) business days to the beginning of a month. If no initial election is timely made, the United States Treasury Bill Rate shall apply. If no reelection is timely made the prior timely election shall continue in effect.

            3.5 If it is not possible to calculate either the United States Treasury Bill Rate or the Standard & Poor's 500 Index Rate in the above manner for any month, then such terms shall mean, for the Rate it is not possible to calculate, the annual

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      interest rate paid by the Corporation  during such month on its customers'
      deposits, less one percent.

            3.6 If the death of a Director shall occur before he has received full payment from the Corporation of all the Compensation, as adjusted, payable under this Plan, the Corporation shall make all remaining payments due or to become due hereunder in a single sum to the beneficiary or beneficiaries designated in writing and filed with the Plan Administrator by the Director in his lifetime, or if the Director fails to make such designation or if the designee predeceases the Director, then to the Director's estate in a single sum upon the appointment of the executor or administrator of such estate."

            IN WITNESS WHEREOF, the undersigned Chairman of the Board and Chief Executive Officer of Central Hudson Gas & Electric Corporation has signed this instrument this 24th day of September, 1999 as duly authorized by resolutions of its Board of Directors.



                                          /s/  Paul J. Ganci
                              -------------------------------------------------
                              Chairman of the Board and Chief Executive Officer of Central Hudson Gas & Electric Corporation


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